REDACTED - OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION AND IS DENOTED HEREIN BY *****.

                             EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of November 1, 1999 by and between C3, Inc., a North Carolina company, DBA Charles & Colvard, with its principal office at 3800 Gateway Boulevard, Suite 310, Morrisville, North Carolina, 27560 (the "Company), and David Fudge, an individual currently residing at 107 Planter Place, Oxford, North Carolina, 27565 ("Employee").

                              Statement of Purpose

         The Company wishes to obtain the services of Employee on the terms and conditions and with the benefits set forth in this Agreement. Employee desires to be employed by the Company on such terms and conditions and to receive such additional consideration as set out herein.

         Therefore, in consideration of the mutual covenants contained in this Agreement, the grant of certain options to purchase common stock of the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

         1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth in this Agreement.

         2. Term of Employment. The term of Employee's employment under this Agreement shall commence as of the date of this Agreement and shall continue on and through October 31, 2002. This Agreement shall automatically, at the expiration of the then current term, renew for successive one year terms, unless terminated by either party upon no less than 30 days prior written notice to the other, or is otherwise terminated pursuant to Paragraph 7.

         3. Position and Duties. The Employee shall serve as Vice President of Sales of the Company. As such, it is understood and agreed that Employee lives in Oxford, North Carolina and shall not be required to change his place of residence to fulfill the duties of his employment. Employee will, under the direction of the President and CEO of the Company, faithfully and to the best of his ability perform the duties as set out in his job description on Exhibit A hereto and such additional duties as may be reasonably assigned by the President and Board of Directors. Employee agrees to devote his entire working time, energy and skills to the Company while so employed.

         4. Compensation and Benefits. Employee shall receive compensation and benefits for the services performed for the Company under this Agreement as follows:

                  (a) Base Salary. Employee shall receive a base salary of $125,000, payable in regular and equal monthly installments ("Base Salary"); provided, however, that the Base Salary shall be adjusted as per the description and example shown on Exhibit B hereto. The adjustment shall occur after the annual audit of the companies books is concluded by the company's outside auditors, with the first adjustment occurring in 2001.

                  (b) Employee Benefits. Employee shall receive such benefits as are made available to the other employees of the Company, including, but not limited to, life, medical and disability insurance, retirement benefits and such vacation as is provided to the other employees of the Company (the "Employee Benefits").

                  (c) Incentive Compensation. Employee shall participate in such incentive plans as may be approved by the Board of Directors from time-to-time for the officers of the Company. Additionally, the Employee shall receive a "commission" of $0.30 per carat of moissanite sold by the Company in the twenty four target US Media markets, as defined by the Neilson Rating Service, identified on Exhibit C, list "B", to this agreement and $0.10 per carat of moissanite sold by the Company in any other markets. Exhibit C is incorporated herein by reference as if it were a part hereof. Such commissions shall be paid quarterly, after the review of the Company's books by the outside auditors for the quarter then ending. This provision shall be in effect until the company achieves it's sales objective for the year 2000 or 2001, or 2002, as approved by the Company's Board of Directors. Upon that event, the commissions shall become $0.20 per carat on all sales irrespective of the market where sold.

                  (d) Employee Stock Option Participation. Employee shall be granted, as additional consideration for entering into this Agreement, an option to purchase 60,000 shares of the Company's common stock in accordance with the terms and conditions of the Employee Stock Option Agreement annexed hereto as Exhibit D and incorporated herein by reference as if it were a part hereof. Employee shall receive options to purchase an additional 40,000 shares of the shares of the common stock of the Company if increased distribution goals are met. Those options can be earned and granted according to the following schedule.

         (i) If within six (6) months of the date of this agreement, 8,000 options will be earned and granted if the number of retailers in the targeted markets identified on Exhibit C, list "A" domestic markets doubles from the current ** to ***. An additional 2,000 options will be earned and granted if at least 25% of the retailers added are "AGS" or "AGTA" or similar retailers; (ii) if within 12 months, 8,000 options will be earned and granted if the total number of retail outlets in the targeted markets (Exhibit C, List B) reaches ***. An additional 2,000 options will be earned and granted if at least 25% of the retailers added are "AGS" or "AGTA" or similar retailers; (iii) if within 18 months, 8,000 options will be earned and granted if the Company has *** retail stores in the 24 targeted markets, (Exhibit C, List B). An additional 2,000 options will be earned and granted 25% of those added are "AGS" or "AGTA" or similar retailers; (iv) if within 30 months 10000 options will be earned and granted if the total number of retailers in the targeted markets (Exhibit C, List B) becomes ***; or in the event the options set out above are not earned. (v) Employee shall receive options to purchase an additional 20,000 shares of the shares of the common stock of the Company if within twelve (12) months from the effective date of this Agreement the number of retail outlets in the United States increase by one hundred percent, or to ***, from the current level of *** such retail outlets. Further, Employee shall receive options to purchase 20,000 shares of the common stock of the Company within thirty
         (30) months from the effective date of this Agreement if the number of retail outlets in the United States increase by three hundred percent, or to ***, from the current level of *** such retail outlets. The granting of the second 20,000 options described herein shall not be conditional upon the grant of the initial 20,000 options. In no event may the number of options earned pursuant to this paragraph exceed 40,000. All references to "retailers" in this paragraph shall mean retail distribution outlets actively selling Charles & Colvard created moissanite. All references to "AGS" retailers in this document, shall mean retailers which are members of the industry trade group, the American Gem Society, and all references to "AGTA" in this document, shall mean retailers which are members of the industry trade group, the American Gem Trade Association. Similar retailers shall mean retailers that conduct their business to the ethical standards of either AGS or AGTA member retailers, but are not members of either association.

         All options which may be earned under the incentive to open additional retail outlets for the Company's products shall be granted when the targeted levels of retail outlets is achieved, as the case may be, and shall be vested when granted. The price of all such options shall be the publicly traded stock price at closing on the day proceeding the date the options are granted.

         5. Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee specifically and directly related to the performance by Employee of the services under this Agreement.

         6. Withholding. The Company may withhold from any payments or benefits under this Agreement all federal, state or local taxes or other amounts as may be required pursuant to applicable law, government regulation or ruling.

         7.       Termination of Employment.

                  (a) Death of Employee. If the Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last day of the Term.

                  (b) Termination for Just Cause. The Company shall have the right to terminate the Employee's employment under this Agreement for "Just Cause". Termination for "Just Cause" shall mean termination for Employee's gross incompetence, failure, after written notice, to perform stated duties covered by the Employee's written job description (as in effect as the effective date of this Agreement), material breach of a fiduciary duty related to the Employee's job description and involving personal gain, willful violation of a material written company policy of general applicability, unethical business practices in connection with the Company's business, conviction of a felony or misdemeanor involving moral turpitude, theft of Company assets or disability or material breach of any other provision of this Agreement, provided that the Employee has received written notice from the Company of such material breach and such breach remains uncured thirty days after the delivery of such notice. For purposes of this subsection, the term "disability" means the inability of Employee, due to the condition of his physical, mental or emotional health, to satisfactorily perform the duties of his employment hereunder for a continuous three month period; provided further that if the Company furnishes long term disability insurance for the Employee, the term "disability" shall mean that continuous period sufficient to allow for the long term disability payments to commence pursuant to the Company's long term disability insurance policy. In the event the Employee's employment under this Agreement is terminated for Just Cause, the Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.

                  (c) Termination Without Cause. The Company may terminate the Employee's employment other than for "Just Cause," as described in Subsection
(b) above, at any time upon written notice to the Employee, which termination shall be effective immediately. In the event the Company terminates Employee pursuant to this Subsection (c), (i) the Employee will receive the highest amount of the annual cash compensation (including cash bonuses and other cash-based benefits, including for these purposes amounts earned or payable whether or not deferred) received from the Company during any of the five calendar years immediately preceding such termination ("Termination Compensation") in each year until the end of the Term, so long as the Employee complies with Sections 8, 9 and 10 of the Agreement and (ii) the Company shall take such action as may be required to vest any unvested benefits of the Employee under any employee stock-based or other benefit plan or arrangement. Such amounts shall be payable at the times such amounts would have been paid in accordance with Section 4. In addition, Employee shall continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of the Company generally are eligible, on the same terms as were in effect prior to Employee's termination, either under the Company's plans or comparable coverage, for all periods Employee receives Termination Compensation. Notwithstanding anything in this Agreement to the contrary, if Employee breaches Sections 8, 9 or 10 of this Agreement, the Employee will not be entitled to receive any further compensation or benefits pursuant to this Section 7(c).

                  (d) Change of Control Situations. In the event of a Change of Control of Company at any time after the date hereof, Employee may voluntarily terminate employment with Company up until twelve (12) months after the Change of Control for "Good Reason" and, subject to Section 7(f), (y) be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination to the end of the then existing term, an amount equal to the Termination Compensation times 2.99, and (z) shall continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of the Company generally are eligible, or comparable plans or coverage, for a period of two years following termination of employment by the Employee, on the same terms as were in effect either (A) at the date of such termination, or (B) if such plans and programs in effect prior to the Change of Control of Company are, considered together as a whole, materially more generous to the officers of Company, then at the date of the Change of Control. Any equity based incentive compensation (including but not limited to stock options, SARs, etc.) shall fully vest and be immediately exercisable in full upon a Change in Control, not withstanding any provision in any applicable plan. Any such benefits shall be paid by the Company to the same extent as they were so paid prior to the termination or the Change of Control of Company.

                  "Good Reason" shall mean the occurrence of any of the following events without the Employee's express written consent:

                           (i) the assignment to the Employee of duties
                  inconsistent with the position and status of the Employee with the Company immediately prior to the Change of Control;

                           (ii) a reduction by the Company in the Employee's pay
                  grade or base salary as then in effect, or the exclusion of Employee from participation in Company's benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the Term, or Company's failure to increase (within twelve (12) months of the Employee's last increase in base salary) the Employee's base salary in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executives entitled to participate in Company's executive incentive plans for which Employee was eligible in the preceding 12 months; or

                           (iii) an involuntary relocation of the Employee more
                  than 50 miles from the location where the Employee worked immediately prior to the Change in Control or the breach by the Company of any material provision of this Agreement; or

                           (iv) any purported termination of the employment of
                  Employee by Company which is not effected in accordance with this Agreement.

                  A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Company, becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Company representing 20% or more of the combined voting power of Company's then outstanding securities; or (ii) during the then existing term of the Agreement, as a result of a tender offer or exchange offer for the purchase of securities of Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any year period during such term constitute the Company's Board of Directors, plus new directors whose election by Company's shareholders is approved by a vote of at least two-thirds of the outstanding voting shares of the Company, cease for any reason during such year period to constitute at least two-thirds of the members of such Board of Directors; or
(iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (v) any event which the Company's Board of Directors determines should constitute a Change of Control.

                  (e) Employee's Right to Payments. In receiving any payments pursuant to this Section 7, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee hereunder, and such amounts shall not be reduced or terminated whether or not the Employee obtains other employment.

                  (f) Reduction in Agreement Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the "Agreement Payments"), together with any other payments that the Employee has the right to receive (such other payments together with the Agreement Payments are referred to as the "Total Payments"), would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Parachute Payment"), the Agreement Payments shall be reduced by the smallest amount necessary so that no portion of such Total Payments would be Parachute Payments. In the event the Company shall make an Agreement Payment to the Employee that would constitute a Parachute Payment, the Employee shall return such payment to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments constitute Parachute Payments, no portion of the Total Payments the receipt of which Employee has effectively waived in writing shall be taken into account.

         8. Covenant Not to Compete. Employee agrees that during his employment with the Company and for a period of one (1) year following the termination of his employment with the Company, for whatever reason:

                  (a) Employee shall not, directly or indirectly, own any interest in, manage, operate, control, be employed by, render advisory services to, or participate in the management or control of any business that operates in the same business as the Company, which Employee and the Company specifically agree as the business of fabricating (wafering, preforming and faceting), marketing and distributing moissanite gemstones or other diamond simulants to the gem and jewelry industry (the "Business"), unless Employee's duties, responsibilities and activities for and on behalf of such other business are not related in any way to such other business's products which are in competition with the Company's products. For purposes of this section, "competition with the Company" shall mean competition for customers in the United States and in any country in which the Company is selling the Company's products at the time of termination. Employee's ownership of less than one percent of the issued and outstanding stock of a corporation engaged in the Business shall not by itself be deemed to be a violation of this Agreement. Employee recognizes that the possible restriction on his activities which may occur as a result of his performance of his obligations under Paragraph 8(a) are substantial, but that such restriction is required for the reasonable protection of the Company.

                  (b) Employee shall not, directly or indirectly, influence or attempt to influence any customer of the Company to discontinue its purchase of any product of the Company which is manufactured or sold by the Company at the time of termination of Employee's employment or to divert such purchases to any other person, firm or employer.

                  (c) Employee shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its suppliers.

                  (d) Employee shall not, directly or indirectly, solicit any employee of the Company to work for any other person, firm or employer.

         9. Confidentiality. In the course of his employment with the Company, Employee will have access to confidential information, records, data, customer lists, lists of product sources, specifications, trade secrets and other information which is not generally available to the public and which the Company and Employee hereby agree is proprietary information of the Company ("Confidential Information"). During and after his employment by the Company, Employee shall not, directly or indirectly, disclose the Confidential Information to any person or use any Confidential Information, except as is required in the course of his employment under this Agreement. All Confidential Information as well as records, files, memoranda, reports, plans, drawings, documents, models, equipment and the like, including copies thereof, relating to the Company's business, which Employee shall prepare or use or come into contact with during the course of his employment, shall be and remain the Company's sole property, and upon termination of Employee's employment with the Company, Employee shall return all such materials to the Company.

         10. Proprietary Information. Employee shall assign to the Company, its successors or assigns, all of Employee's rights to copyrightable works and inventions which, during the period of Employee's employment by the Company or its successors in business, Employee makes or conceives, either solely or jointly with others, relating to any subject matter with which Employee's work for the Company is or may be concerned ("Proprietary Information"). Employee shall promptly disclose in writing to the Company such copyrightable works and inventions and, without charge to the Company, to execute, acknowledge and deliver all such further papers, including applications for copyrights and patents for such copyrightable works and inventions, if any, in all countries and to vest title thereto in the Company, its successors, assigns or nominees. Upon termination of Employee's employment hereunder, Employee shall return to the Company or its successors or assigns, as the case may be, any Proprietary Information. The obligation of Employee to assign the rights to such copyrightable works and inventions shall survive the discontinuance or termination of this Agreement for any reason.

         11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to Employee's employment by the Company and supersedes any prior agreements between them, whether written or oral.

         12. Waiver. The failure of either party to insist in any one or more instance, upon performance of the terms and conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

         13. Notices. Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, by telefax with receipt acknowledged, or by registered or certified U.S. mail to the address first above appearing, or to such other address as a party may designate by notice from time to time.

         14. Severability. In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

         15. Amendment. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

         16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Raleigh, North Carolina in accordance with the expedited procedures of the Rules of the American Arbitration Association, and judgment upon the award may be rendered by the arbitrator and may be entered in any court having jurisdiction thereof.

         17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in North Carolina for the purposes of any suit, action or other proceeding contemplated hereby or any transaction contemplated hereby.

         18. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, his heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as may be specifically agreed to by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             C3, Inc.


                                             By: _______________________________
                                                    Robert S. Thomas, President



                                                 _______________________________
                                                    David Fudge

                                    Exhibit A
                                 JOB DESCRIPTION
Vice President of Sales
SUMMARY

Develops the policies, procedures and objectives for sales of the Company's products. Leads and directs the activities of the sales personnel. Continually evaluates the Company's sales efforts and develops and implements programs to strengthen the Company's sales efforts. Provides sales expertise to other members of the Company's management team, and coordinates the Company's sales efforts with other Company activities including but not limited to marketing and manufacturing.

PRIMARY RESPONSIBILITIES

1. Directs activities of the sales function of the Company to achieve Company objectives for sales volume and market penetration. Responsible for advancing the Company's performance management system, especially in sales.
2. Directs activities of the sales function. This includes competitive analysis, product and consumer research, establishing sales budgets and quotas, product pricing and distribution.
3. Leads and directs activities of the Company's sales force and any representatives and/or distributors of the Company's products. Provides leadership, training (including coaching), management and sales support. Coordinates field sales efforts to enhance ability of sales personnel to work effectively and achieve goals.
4. Directs product and customer service activities. Responsible for maintaining satisfactory customer perception of Company services and products by working with the marketing staff to insure that the Company's branding and positioning strategy is consistent with the Company's sales activities.
5. Works closely with members of the management team, especially manufacturing, to ensure that the product mix and availability is in synch with customer demand.
6. Analyzes actual sales and marketing performance against budgeted sales volume and market penetration levels.
7. Manages all sales promotion activities, including planning and executing the Company's participation in industry trade shows. Responsible for the coordination of all sales efforts with the marketing department and public relations and advertising agencies of record.
8. Establishes and maintains contact with potential customers and actively participates in the selling effort to support key accounts and with a high level of sales.
9. Responsible for submitting annual projected sales forecast, including the necessary product mix, and budget for inclusion in the Company's annual business plan for approval by the Company's Board of Directors. Is accountable for the execution of the sales plan as presented in the annual business plan, which includes the management of the sales budgets for both planned sales income and planned sales expenses.
10. Presents updates to the Board of Directors during quarterly meetings and management briefings.

11. Performs such activities consistent with the position of Vice President of Sales as may be reasonably delegated by the CEO, COO, President or the Board of Directors of the Company.

                                    Exhibit B

                  Base Salary Adjustment


         Base Salary to increase at twenty five percent (25%) of the rate of growth of the company's top line net sales growth. The calculation will be done on the calendar and fiscal year ending December 31 of each year, beginning with the comparison between 1999 and 2000. The salary adjustment will be effective on January 1 of each year of the contract period, with the first adjustment occurring effective January 1, 2001.


            Example:


            1.     1999/2000 Base Salary equals $125,000.00

            2.     Adjustment percentage equals 25%

            3.     1999 Net Sales equals $12,500,000.00

            4.     2000 Net Sales equals $30,000,000.00

            5.     Company Sales growth equals 140% (#4 minus #3, divided by #3)

            6.     The salary adjustment becomes 35%. (#5 (140%) times #2 (25%))

            7.     2001 Base salary becomes $168,750.00. (#1 times #6, plus #1)

                                    EXHIBIT C




                      Targeted United States Media Markets*

           List A                                                 List B

New York                                                New York
Washington DC                                           Washington DC
Atlanta                                                 Atlanta
Charlotte                                               Charlotte
Miami                                                   Miami
Dallas                                                  Dallas
Houston                                                 Houston
Raleigh/Durham                                          Baltimore
Los Angeles                                             Los Angeles
San Diego                                               San Diego
San Francisco                                           San Francisco
Greensboro/Winston Salem                                Boston
                                                        Philadelphia
                                                        Cincinnati
                                                        Cleveland
                                                        Detroit
                                                        Chicago
                                                        Denver
                                                        Phoenix
                                                        New Orleans
                                                        Las Vegas
                                                        Minneapolis
                                                        Orlando
                                                        Seattle

* Media markets as defined by the Neilson Rating Service

                                    EXHIBIT D

                             1997 OMNIBUS STOCK PLAN
                                   OF C3, INC.
                           (EMPLOYEE OPTION AGREEMENT)


         THIS AGREEMENT (the "Agreement"), made the 1st day of November 1999, between C3, INC., a North Carolina corporation doing business as Charles & Colvard (the "Corporation"), and David Fudge an employee of the Corporation or a related corporation (the "Optionee");

                                R E C I T A L S :

         In furtherance of the purposes of the 1997 Omnibus Stock Plan of C3, Inc., as it may be hereafter amended (the "Plan"), the Corporation and the Optionee hereby agree as follows:

         1. The rights and duties of the Corporation and the Optionee under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, a copy of which is delivered herewith or has been previously provided to the Optionee and the terms of which are incorporated herein by reference.

         2. The Corporation hereby grants to the Optionee pursuant to the Plan, as a matter of separate inducement and agreement in connection with his employment or service to the Corporation, and not in lieu of any salary or other compensation for his services, the right and Option (the "Option") to purchase all or any part of an aggregate of Sixty Thousand (60,000) shares (the "shares") of the Common Stock of the Corporation, at the purchase price of Nine and 75/100 Dollars ($9.75) per share. The option to purchase the shares shall be designated as an Incentive Option. To the extent that any Option is designated as an Incentive Option and such Option does not qualify as an Incentive Option, it shall be treated as a Nonqualified Option. Except as otherwise provided in the Plan, the Option will expire if not exercised in full before October 31, 2009.

         3. The Option shall become exercisable on the date or dates set forth on Schedule A attached hereto. To the extent that an Option which is exercisable is not exercised, such Option shall accumulate and be exercisable by the Optionee in whole or in part at any time prior to expiration of the Option. The minimum number of shares that may be purchased under the Option at one time shall be ten (10). Upon the exercise of an Option in whole or in part, the Optionee shall pay the Option price to the Corporation in accordance with the provisions of Section 6 of the Plan, and the Corporation shall as soon thereafter as practicable deliver to the Optionee a certificate or certificates for the shares purchased.

         4. Nothing contained in this Agreement or the Plan shall require the Corporation or a related corporation to continue to employ the Optionee for any particular period of time, nor shall it require the Optionee to remain in the employ of the Corporation or such related corporation for any particular period of time. Except as otherwise expressly provided in the Plan, all rights of the Optionee under the Plan with respect to the unexercised portion of his Option shall terminate upon termination of the employment of the Optionee with the Corporation or a related corporation.

         5. This Option shall not be transferable other than by will or the laws of intestate succession or pursuant to a qualified domestic relations order. This Option shall be exercisable during the Optionee's lifetime only by the Optionee.

         6. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

         7. Except as otherwise provided in the Plan or herein, this Agreement shall be construed and enforced according to the laws of the State of North Carolina.

         IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Corporation and by the Optionee on the day and year first above written.


                                            C3, INC.


                                            By:________________________________
                                                Robert S. Thomas
                                                President


Attest:


________________________________
Mark W. Hahn
Secretary

[Corporate Seal]


                                          OPTIONEE


                                         _________________________________(SEAL)
                                         David Fudge

                             1997 OMNIBUS STOCK PLAN
                                   OF C3, INC.
                           (EMPLOYEE OPTION AGREEMENT)


                                   SCHEDULE A


Date Option granted:       November 1, 1999
Date Option expires:       October 31, 2009
Number of shares subject to Option: 60,000
Option price (per share):      $9.75



              Date Installment                           Percentage of                       Incentive or
              First Exercisable                      Shares In Installment            Nonqualified Stock Option
              ---------------------                 ------------------------          -------------------------
              October 28, 2000                      20,000 shares or 33 1/3%               Incentive Option
              October 28, 2001                      20,000 shares or 33 1/3%               Incentive Option
              October 28, 2002                      20,000 shares or 33 1/3%               Incentive Option



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